                                                                     EXHIBIT 5.1

                                THOMPSON HINE LLP
                           2000 Courthouse Plaza, N.E.
                              10 West Second Street
                             Dayton, Ohio 45402-1758

                                October 10, 2002


Amcast Industrial Corporation
7887 Washington Village Drive
Dayton, Ohio 45459

Ladies and Gentlemen:

We have acted as counsel to Amcast Industrial Corporation, an Ohio corporation (the "Company"), in connection with the Registration Statement on Form S-8 covering 500,000 Common Shares of the Company to be offered and sold under the Company's 401(k) Salary Deferral Plan (the "Registration Statement").

Please be advised that we have examined such proceedings and records of the Company and have made investigation of such other matters, as in our judgment permit us to render an informed opinion on the matters set forth herein.

Based upon the foregoing, it is our opinion that the Common Shares of the Company offered under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Company's Registration Statement.

                                            Very truly yours,

                                            /s/ Thompson Hine LLP